Exhibit 99



                          FOR IMMEDIATE RELEASE

CONTACT:    Jeanne McDonald, Senior Vice President
            (212) 599-8000

               FINANCIAL FEDERAL CORPORATION ANNOUNCES
                     CLARENCE Y. PALITZ, JR. HAS
                 RETIRED AS CHIEF EXECUTIVE OFFICER

NEW YORK, NY: February 2, 2000 - Financial Federal Corporation ("FIF" - NYSE), announced today that Clarence Y. Palitz, Jr. has retired from his management position as CEO effective February 2, 2000. As previously announced, Mr. Palitz, age 69, will continue in his position as Board Chairman.

Mr. Palitz's career in the equipment finance and leasing industry commenced in 1956 when he joined Credit America Corp., a family-owned business. Credit America was sold in 1958 to James Talcott, Inc. In 1963, Mr. Palitz and his brother Bernard founded Commercial Alliance Corporation. That company, through its major subsidiaries Credit Alliance Corporation and Leasing Service Corporation, financed and leased income-producing equipment on a national basis. From
1963 until its acquisition by First Interstate Bancorp in 1984, Commercial Alliance had 21 consecutive years of increased earnings and outstanding receivables. In 1989, Mr. Palitz, together with Bernard Palitz, Paul Sinsheimer, Michael Palitz, and Mike Gallagher, founded Financial Federal Corporation.

Paul R. Sinsheimer, President and Chief Operating Officer of Financial Federal Corporation and its operating subsidiaries, commented: "During his 40+ year career, Cal Palitz has trained and mentored many of the industry's most successful executives. He has strived to create a premier financial services company, dedicated to serving all of its constituencies, including its vendors, customers, employees and shareholders. I believe his achievements in the industry are unparalleled, and I am most confident that Financial Federal will continue in the tradition that has been associated with Mr. Palitz throughout his career."

Financial Federal Corporation is a nationwide, independent financial services company specializing in financing industrial, commercial and professional equipment through installment sales and leasing programs for manufacturers, dealers and end users of such equipment. In addition to its New York office, the Company has five full-service operations centers in Texas, Illinois, New Jersey, North Carolina and Arizona, plus numerous marketing locations throughout the country.

This document contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results in the forward-looking statements.

Additional information regarding the Company is accessible via the Company's website at www.financialfederal.com.

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